Exhibit 99.1
Industrial Services of America, Inc.
Announces Results for 2013

LOUISVILLE, KY (April 1, 2014) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets, and offers programs and equipment to help businesses manage waste, today reported financial results for the fiscal year ending December 31, 2013.

Summary of 2013 Operating Results:

•	Total revenue decreased $57.4 million or 29.6% to $136.8 million in 2013, compared to $194.2 million in 2012

•	Recycling segment revenue decreased $57.6 million or 30.8% to $129.4 million in 2013, compared to $187.0 million in 2012

•	Stainless steel shipments decreased by 31.6 million pounds, or 38.0%, relative to stainless steel shipments in 2012

•	Shipments of ferrous material decreased by 11,500 gross tons, or 8.0%, and shipments of nonferrous material decreased 2.3 million pounds, or 6.8%

•	Net loss increased to ($13.8) million from a net loss of ($6.6) million in 2012, or a decline of $7.2 million

•	Basic and diluted loss per share was ($1.96), compared with a loss per basic and diluted share of ($0.95) in 2012.

Commentary:

In the fourth quarter of 2013, ISA underwent a series of dramatic changes in an effort to right-size the business, overhaul operations, streamline the balance sheet and position the Company to significantly improve its profitability in 2014. Among the more significant milestones ISA achieved during the fourth quarter were:

•	Entered into a Management Services Agreement (“MSA”) with Algar, Inc. whereby Algar will provide day-to-day senior executive level operating management supervisory services to ISA

•	Appointed Sean Garber, CEO of Algar, to the position of President of ISA

Also during the fourth quarter, as a result of continued pressure on the prices of stainless steel materials, ISA’s management decided to discontinue production of stainless steel blends. This action accomplishes two primary objectives: It increases the amount of capital the Company can reallocate to its core ferrous and nonferrous processing businesses, and it reduces the Company’s reliance on a single customer for a large percentage of its sales. Management believes this action will reduce the overall risk profile of ISA’s business, as well as the volatility of the Company’s revenue and profit.

In addition to taking this decisive action, management undertook initiatives to improve ISA’s balance sheet, including:

•	Completed the write-down of the stainless steel blends inventory, bringing the total inventory write-down for 2013 to $2.2 million

•	Wrote off the remaining $3.5 million of intangible assets associated with Venture Metals

•	Reduced total debt by $6.6 million, or 26.2%, from $25.1 million to $18.5 million

•	Obtained a new $4 million credit facility from Bank of Kentucky to supplement the Fifth Third credit facility

Cash Flow Highlights:

ISA concluded 2013 with cash of $1.6 million, a $0.3 million reduction from the cash balance at the end of 2012. During 2013 the Company:

•	Generated $5.5 million of cash from operations

•	Generated $0.3 million of cash from investing activities; and

•	Repaid $9.9 million of debt, or $6.6 million on a net basis, after taking into account the new capital provided by Bank of Kentucky.

Subsequent Event:

In February 2014, ISA accomplished two other important objectives:

•	Renegotiated its primary credit facility with Fifth Third Bank, and obtained a waiver of default

•	Regained compliance with NASDAQ

The amendment to the Fifth Third credit facility extends the maturity date of both the revolving credit facility and the term loan to July 31, 2015, temporarily reduces the interest rate on both loans, lowers the monthly principal payment on the term loan and increases the advance rate on inventory. These benefits enhance ISA’s near-term liquidity, which the Company is using to grow operations.

Commenting on the significant financial and operational improvements, Sean Garber, President of ISA stated: “When we agreed to assume operational control of ISA, we immediately recognized that ISA had an impressive portfolio of assets. However, the Company needed to address some legacy issues that resulted from a strategy it established during the scrap boom.

“Although the business faced many operational challenges, it was clear to us that ISA had a group of dedicated and capable employees. We determined that with the proper tools and guidance we could capitalize on ISA’s valuable assets - namely, location, physical facility and people.

“Since the beginning of 2014, we have reduced the annual amount of our selling, general and administrative expense by approximately $1.9 million. At the same time, we have improved our scrap buying discipline, and as a result we have already started to see increasing shipments into ISA’s main yard.

“While we are extremely pleased with the improvement in operations, we are especially impressed with the tireless efforts of the entire ISA team. There still is a lot of hard work ahead in this challenging market environment. The ISA team is committed to success, and I am encouraged that we will emerge from these conditions in a better position than we are in today.”

For details regarding the Company’s results of operations and financial condition as of December 31, 2013, see the Company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on March 31, 2014.

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA
Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets. Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

Contact: Alan Schroering, Vice President of Finance and Interim Chief Financial Officer, 502-214-3710, aschroering@isa-inc.com.